UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 10, 2008

Federal Realty Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street, Rockville, Maryland	20852-4041
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: 301/998-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2008, the Compensation Committee (“Committee”) of the Board of Trustees of Federal Realty Investment Trust (“Trust”) approved the following compensation arrangements for the Trust’s named executive officers: (a) bonus payments to each of Mr. Donald C. Wood, the Trust’s President and Chief Executive Officer, Ms. Dawn M. Becker, the Trust’s Executive Vice President-General Counsel and Secretary, Mr. Jeffrey S. Berkes, the Trust’s Executive Vice President-Chief Investment Officer, and Mr. Larry Finger, a former executive officer of the Trust through December 31, 2007, pursuant to the Trust’s annual incentive bonus plan applicable to all corporate employees, determined on the basis of the funds from operations and/or west coast property operating income, as applicable, achieved by the Trust in fiscal year 2007 and the individual performance of each of these named executive officers; (b) an equity award to Mr. Wood pursuant to the Trust’s long-term incentive award program (“LTIAP”) of $2,700,000 of restricted stock and 84,507 options. Our LTIAP is applicable to all of the Trust’s officers and participants in its internal leadership and development program, determined on the basis of the Trust’s performance from January 2005 through December 2007 on the following three metrics – relative total return to shareholders, absolute total return to shareholders and return on invested capital; (c) a one-time equity award of $1,350,000 to Ms. Becker, which was made on the same terms and conditions as awards made under the LTIAP and one-third of which will vest in each of 2011, 2012 and 2013; and (d) an award of 6,983 options to Mr. Squeri, which options have a 10 year life, vest equally over three years, and are on the same terms and conditions as other options issued by the Trust. The 2008 base salary for each of Mr. Wood, Mr. Berkes, Ms. Becker and Mr. Squeri remains the same as their respective 2007 base salary.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: February 14, 2008	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary